Exhibit 10.1

MPHASE TECHNOLOGIES, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of this 17th day of May 2021 by and between mPhase Technologies, Inc., a New Jersey corporation with a principal place of business in Gaithersburg, MD (the “Company”), and Venkat Kodumudi, an individual (the “Executive”).

WHEREAS, the Company and the Executive wish to set forth the terms and conditions for the employment of the Executive by the Company;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt of which is hereby acknowledged, the parties mutually agree as follows:

Section 1. Term of Employment.

(a)	General. The Company will employ Executive, and Executive will be employed by the Company, for the period set forth in Section 1(b), in the positions set forth in Section 2, and upon the other terms and conditions herein provided commencing on May 17, 2021 (the “Effective Date”).

(b)	Term. The Agreement shall become effective on the Effective Date and shall continue unless earlier terminated as provided in Section 6 (the “Term”). The Executive’s employment with the Company shall be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason provided that Executive may not voluntarily terminate his employment upon less than thirty (30) days prior written notice delivered to the Company, or upon such shorter notices as Company and Executive agree.

(c)	Location. During the Term, the Executive’s principal place of employment shall be in Gaithersburg, MD. The Executive acknowledges that Executive’s duties and responsibilities shall require the Executive to travel on business to the extent reasonably necessary to fully perform Executive’s duties and responsibilities hereunder.

Section 2. Duties and Exclusivity.

(a)	During the Term, the Executive (i) shall serve as Chief Operating Officer of the Company, with responsibilities, duties and authority customary for such position, subject to direction by the Chief Executive Officer of the Company, (ii) shall report directly to the Chief Executive Officer; (iii) shall devote all the Executive’s working time and efforts to the business and affairs of the Company and its subsidiaries; and (iv) agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time. The Executive’s duties, responsibilities and authority may include services for one or more subsidiaries of the Company.

(b)	Notwithstanding anything to the contrary in Section 2(a) above, the Executive may (i) serve as a director, trustee or officer or otherwise participate in not-for-profit educational, welfare, social, religious and civic organizations. During the Term, Executive shall not accept any other employment or consultancy or serve on the board of directors or similar body of any entity unless such position is approved by the Chief Executive Officer.

(c)	Exclusivity. The Executive hereby represents to the Company that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) the Executive is not bound by any agreement with any previous employer or other party to refrain from (A) competing with the business of, or (B) soliciting the customers of, that employer or party, in each case, which would be violated by the Executive’s employment with the Company; and (iv) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

(d)	Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices, if any, then held with the Company or any of its subsidiaries, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

Section 3. Compensation.

(a)	Salary. In consideration of all of the services rendered by the Executive under the terms of this Agreement, the Company shall pay to the Executive a base salary at the annualized rate of Two Hundred Thousand Dollars ($200,000.00), less payroll deductions and all required withholdings. The Base Salary shall increase to Two Hundred and Twenty-Five Thousand Dollars ($225,000.00), less payroll deductions and all required withholdings, the first payroll subsequent to the Company completing an uplist to a listed exchange. Executive’s Base Salary shall be subject to annual review and upward adjustment only by the Chief Executive Officer of the Company, beginning on July 1, 2022. The Base Salary shall be paid in accordance with the customary payroll practices of the Company in effect. The Executive’s salary, as adjusted from time to time under this Section 3(a), is referred to as (“Base Salary”).

(b)	Annual Bonus. With respect to each Company fiscal year that ends during the Term, commencing with fiscal year 2022, the Executive shall be eligible to receive an annual performance-based cash bonus (the “Annual Bonus”) which shall be payable based upon the attainment of individual and/or Company performance goals established by the Chief Executive Officer. The target amount of such Annual Bonus shall equal 50% of Executive’s Base Salary in the year to which the Annual Bonus relates, provided that the actual amount of the Annual Bonus may be greater or less than such target amount (the “Target Bonus”). Each Annual Bonus, if any, for a fiscal year shall be payable, less payroll deductions and all required withholdings, no later than the fifteenth day of the second month following the end of such fiscal year.

(c)	Reimbursement of Expenses. The Company will promptly reimburse Executive for all reasonable out-of-pocket business expenses that are incurred by Executive in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect.

(d)	Benefits. In addition to any benefits provided by this Agreement, Executive shall be entitled to participate generally in all employee benefit, welfare and other plans, practices, policies and programs and fringe benefits maintained by the Company on a basis no less favorable than those provided to other similarly-situated executives of the Company. The Executive understands that, except when prohibited by applicable law, the Company’s benefit plans and fringe benefits may be amended, enlarged, diminished or terminated prospectively by the Company from time to time, in its sole discretion, and that such shall not be deemed to be a breach of this Agreement. In the event that the Company does not have group health plan coverage in place for medical, dental and vision coverage, the Company shall reimburse the employee for out-of-pocket costs, up to a maximum of $2,000 per month, to obtain equivalent coverage for employee and dependents until the Company is able to provide these benefits.

(e)	Paid Time Off. Executive shall be entitled to accrue ten (10) days of paid time off during each calendar year in accordance with and subject to the terms of the Company’s vacation policy applicable to other executive officers of the Company, as it may be amended prospectively from time to time. Any accrued paid time off that is not used in the calendar year in which it is earned will be eligible to be carried forward to, or otherwise used in, any subsequent calendar year, provided that Executive shall not be allowed to accrue paid time off in excess of ten (10) days at any one time.

(f)	Holidays. During the Employment Period, Executive shall be entitled to holidays consistent with the Company’s current policy, which may be amended from time to time.

(g)	Relocation. The Company will promptly reimburse Executive for all reasonable expenses that are incurred by Executive to relocate Executive and dependents to Gaithersburg, MD, in accordance with the Company’s policies with respect thereto as in effect.

Section 4. Equity Awards.

(a)	Restricted Stock Grant. In addition to Base Salary, as part of the Executive’s overall compensation, the Executive shall receive a restricted stock award of 500,000 shares of the Company’s common stock (the “Restricted Shares”). For so long as the Executive remains continuously employed by the Company, the Restricted Shares shall vest as follows: 25% of the Shares shall vest at the 1 year, 2 year, 3 year and 4 year anniversaries of the Agreement. In the event of a Change in Control while the Executive is employed by the Company, any unvested portion of the Restricted Shares shall vest immediately upon the Change in Control. The Restricted Shares grant shall be evidenced in writing by, and subject to the terms and conditions of a restricted stock agreement, which agreement shall expire ten (10) years from the date of grant except as otherwise provided herein or in such restricted stock agreement.

(b)	Section 83(b) Election. The Executive hereby acknowledges that the Executive has been informed that, with respect to the Restricted Stock, the Executive may file an election with the Internal Revenue Service, within 30 days of the Date of the Grant, electing pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, (the Code) to be taxed currently on any difference between the purchase price of the Restricted Stock and their fair market value on the date of purchase. Absent such an election, taxable income will be measured and recognized by the Executive at the time or times at which the forfeiture restrictions on the Restricted Stock lapse. The Executive is strongly encouraged to seek the advice of his own tax consultants in connection with the issuance of the Restricted Stock and the advisability of filing of the election under Section 83(b) of the Code. THE EXECUTIVE ACKNOWLEDGES THAT IT IS NOT THE COMPANYS, BUT RATHER THE EXECUTIVES SOLE RESPONSIBILITY TO FILE THE ELECTION UNDER SECTION 83(b) TIMELY.

(c)	Sale of Shares. Executive agrees that he will not loan or pledge any securities of the Company owned by him or which he may accrue in the future through restricted stock, option or other equity awards as collateral for any indebtedness.

Section 5. Compliance with Company Policy.

During the Term, the Executive shall observe all Company rules, regulations, policies, procedures and practices in effect from time to time, including, without limitation, such policies and procedures as are contained in the Company policy and procedures manual, as may be amended or superseded from time to time.

Section 6. Termination of Employment.

Executive’s employment with the Company may be terminated during the Term of this Agreement for any of the following reasons:

(a)	By The Company For Cause. At any time during the Term, the Company may terminate Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events, as determined by the Board or a committee designated by the Board, in its sole discretion: (i) conduct by Executive constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by Executive of a felony or any misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or conduct by Executive that would reasonably be expected to result in material injury to the Company if he were retained in his position; (iii) continued, willful and deliberate non-performance by Executive of his duties hereunder (other than by reason of Executive’s physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the Company; (iv) a material breach by Executive of any of the provisions contained in Paragraph 7 of this Agreement; (v) a material violation by Executive of the Company’s employment policies which has continued for more than thirty (30) days following written notice of such violation from the Company; or (vi) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials.

(b)	By The Company for Without Cause. At any time during the Term, the Company may terminate Executive’s employment hereunder without Cause.

(c)	By The Executive. At any time during the Term, Executive may terminate his employment hereunder for any reason.

(d)	Right to Severance. In the event the Company terminates Executive’s employment Without Cause and if Executive executes and does not revoke during any applicable revocation period a general release of all claims against the Company and its affiliates in a form acceptable to the Company (a “Release of Claims”) within a reasonable period of time specified by the Company and in compliance with applicable law, following such termination, then in addition to any accrued obligations payable under Section 6(d)(i) below, the Company shall:

i.	Provided the Executive has been employed for a minimum of twelve (12) months but less than twenty-four (24) months, pay to the Executive six (6) months of the Executive’s current Base Salary, less payroll deductions and all required withholdings, paid over time in accordance with the Company’s payroll practices then in effect;

ii.	Provided the Executive has been employed for a minimum of twenty-four (24) months, pay to the Executive twelve (12) months of the Executive’s current Base Salary, less payroll deductions and all required withholdings, paid over time in accordance with the Company’s payroll practices then in effect; and

iii.	The Company shall notify Executive of any right to continue group health plan coverage sponsored by the Company immediately prior to Executive’s date of termination pursuant to the provisions of applicable law including, but not limited to, the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If Executive elects to receive such continued healthcare coverage, the Company shall directly pay, or reimburse Executive for, the premium for Executive and Executive’ s covered dependents, less the amount of Executive’s monthly premium contributions for such coverage prior to termination, for the period commencing on the first day of the first full calendar month following the date the Release of Claims becomes effective and irrevocable through the earlier of (i) the last day of the six (6) or twelve (12) full calendar months (such period consistent with the severance payment period set forth in Section 6(d)(i) and 6(d)(ii) above) following the date the Release of Claims becomes effective and irrevocable (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Executive shall notify the Company immediately if Executive becomes covered by a group health plan of a subsequent employer. After the Company ceases to pay premiums pursuant to this subsection, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA or other applicable law.

For purposes of this Section 6(e), Executive’s termination of employment at the end of the Term following an earlier notice of nonrenewal by the Company shall be treated as a termination of the Executive’s employment by the Company without Cause as of the last day of the Term.

(e)	Upon a termination of the Executive’s employment for any reason, (i) the Executive shall be entitled to receive: (A) any portion of the Executive’s Base Salary through the date of employment termination not theretofore paid, (B) any expenses owed to the Executive under Section 3(c) above, (C) any accrued but unused vacation pay owed to the Executive pursuant to Section 3(e) above, any pro-rated and unpaid Annual Bonus pursuant to Section 3(b) above, and (E) any amount arising from the Executive’s participation in, or benefits under, any employee benefit plans, programs or arrangements under Section 3(d) above, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(f)	The payments and benefits described in this Section 6 shall be the only payments and benefits payable in the event of the Executive’s termination of employment for any reason.

Section 7. Competitive Activity; Confidentiality; Nonsolicitation.

(a) Acknowledgements and Agreements. Executive hereby acknowledges and agrees that in the performance of Executive’s duties to the Company during the Employment Period, Executive will be brought into frequent contact with existing and potential customers of the Company throughout the world. Executive also agrees that trade secrets and confidential information of the Company, more fully described in subparagraph 7(e)(i), gained by Executive during Executive’s association with the Company, have been developed by the Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Company. Executive further understands and agrees that the foregoing makes it necessary for the protection of the Company’s Business that Executive not compete with the Company during his employment with the Company, and not compete with the Company for a defined period thereafter, as further provided in the following subparagraphs.

(b) Covenants.

(i) Covenants During Employment. While employed by the Company, Executive will not compete with the Company anywhere in the world. In accordance with this restriction, but without limiting its terms, while employed by the Company, Executive will not:

(A)	enter into or engage in any business which competes with the Company’s Business;

(B)	solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Company’s Business;

(C)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company or attempt to do so; or

(D)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business.

(ii) Covenants Following Termination. For two (2) years following the termination of Executive’s employment, Executive shall not:

(A)	enter into or engage in any business which competes with the Company’s Business;

(B)	solicit customers, business, patronage or orders for, or sell, any products and services in competition with, or for any business, wherever located, that competes with, the Company’s Business;

(C)	divert, entice or otherwise take away any customers, business, patronage or orders of the Company, or attempt to do so; or

(D)	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Company’s Business.

The time period set forth in subparagraph 7(b)(ii) may be extended to such longer period as determined by the Company in its sole discretion, provided that if the Company extends the applicable period, the Company shall make payment to Executive of the Base Salary during any such extended period.

(iii) Indirect Competition. For the purposes of subparagraphs 7(b)(i) and (ii) inclusive, but without limitation thereof, Executive will be in violation thereof if Executive engages in any or all of the activities set forth therein directly as an individual on Executive’s own account, or indirectly as a partner, joint venturer, employee, agent, salesperson, consultant, officer and/or director of any firm, association, partnership, corporation or other entity, or as a stockholder of any corporation in which Executive or Executive’s spouse, child or parent owns, directly or indirectly, individually or in the aggregate, more than one percent (1%) of the outstanding stock.

(iv) If it is judicially determined that Executive has violated this subparagraph 7(b) and the Company obtains an injunction or other equitable relief, then the period applicable to each obligation that Executive has been determined to have violated will be automatically extended by a period of time equal in length to the period during which such violation occurred.

(c) The Company. For purposes of this paragraph 7, the Company shall include any and all direct and indirect subsidiary, parent, affiliated, or related companies of the Company for which Executive worked or had responsibility at the time of termination of his employment and at any time during the two (2) year period prior to such termination.

(d) Non-Solicitation; Non-Association. Executive will not directly or indirectly at any time during the period of Executive’s employment, or for five (5) years thereafter, attempt to disrupt, damage, impair or interfere with the Company’s Business by raiding any of the Company’s employees, soliciting any of them to resign from their employment by the Company or associating with any of them for the express purpose of encouraging them to resign from their employment by the Company, or by disrupting the relationship between the Company and any of its consultants, agents or representatives.

Executive acknowledges that this covenant is necessary to enable the Company to maintain a stable workforce and remain in business.

(e) Further Covenants.

(i) Executive will keep in strict confidence, and will not, directly or indirectly, at any time, during or after Executive’s employment with the Company, disclose, furnish, disseminate, make available or, except in the course of performing Executive’s duties of employment, use any trade secrets or confidential business and technical information of the Company or its customers or vendors, without limitation as to when or how Executive may have acquired such information. Such confidential information shall include, without limitation, the Company’s unique selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information. Executive specifically acknowledges that all such confidential information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by the Company, and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by the Company to maintain the secrecy of such information, that such information is the sole property of the Company and that any retention and use of such information by Executive during Executive’s employment with the Company (except in the course of performing Executive’s duties and obligations to the Company) or after the termination of Executive’s employment shall constitute a misappropriation of the Company’s trade secrets.

(ii) Executive agrees that upon termination of Executive’s employment with the Company, for any reason, Executive shall return to the Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in subparagraph 7(e)(i) of this Agreement.

(f) Discoveries and Inventions; Work Made for Hire.

(i) Executive agrees that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (A) relates to the business of the Company, or (B) relates to the Company’s actual or demonstrably anticipated research or development, or (C) results from any work performed by Executive for the Company, Executive will assign to the Company the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design. Executive has no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that Executive conceives and/or develops entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design either: (x) relates to the business of the Company, or (y) relates to the Company’s actual or demonstrably anticipated research or development, or (z) results from any work performed by Executive for the Company. Executive agrees that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or relates to the Company’s actual or demonstrably anticipated research or development which is conceived or suggested by Executive, either solely or jointly with others, within one (1) year following termination of Executive’s employment under this Agreement or any successor agreements shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets.

(ii) In order to determine the rights of Executive and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to insure the protection of the same, Executive agrees that during Executive’s employment, and, to the extent related to the Company’s Business, for one (1) year after termination of Executive’s employment under this Agreement or any successor agreement, Executive will disclose immediately and fully to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by Executive solely or jointly with others. The Company agrees to keep any such disclosures confidential. Executive also agrees during Executive’s employment, and, to the extent related to the Company’s Business, for one (1) year after termination of Executive’s employment under this Agreement or any successor agreement, to record descriptions of all work in the manner directed by the Company and agrees that all such records and copies, samples and experimental materials will be the exclusive property of the Company. Executive agrees that at the request of and without charge to the Company, but at the Company’s expense, Executive will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company and will assign to the Company any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; and that Executive will do whatever may be necessary or desirable to enable the Company to secure any patent, trademark, copyright, or other property right therein in the United States and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon. In the event the Company is unable, after reasonable effort, and in any event after ten business days, to secure Executive’s signature on a written assignment to the Company of any application for letters patent or to any common-law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive irrevocably designates and appoints the Corporate Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

(iii) Executive acknowledges that, to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by Executive during Executive’s employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company. The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) mPhase Technologies, Inc., All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

(g) Confidentiality Agreements. Executive agrees that Executive shall not disclose to the Company or induce the Company to use any secret or confidential information belonging to Executive’s former employers. Except as indicated, Executive warrants that Executive is not bound by the terms of a confidentiality agreement or other agreement with a third party that would preclude or limit Executive’s right to work for the Company and/or to disclose to the Company any ideas, inventions, discoveries, improvements or designs or other information that may be conceived during employment with the Company. Executive agrees to provide the Company with a copy of any and all agreements with a third party that preclude or limit Executive’s right to make disclosures or to engage in any other activities contemplated by Executive’s employment with the Company.

(h) Relief. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of Executive’s obligations under this Agreement would be inadequate. Executive therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in subparagraphs 7(b), 7(d), 7(e), 7(f) and 7(g) inclusive, of this Agreement, without the necessity of proof of actual damage.

(i) Reasonableness. Executive acknowledges that Executive’s obligations under this paragraph 7 are reasonable in the context of the nature of the Company’s Business and the competitive injuries likely to be sustained by the Company if Executive were to violate such obligations. Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by the agreement of the Company to perform its obligations under this Agreement and by other consideration, which Executive acknowledges constitutes good, valuable and sufficient consideration.

Section 8. Survival of Obligations.

The obligations of the Executive as set forth in Section 4, Section 6, Section 7, and Sections 9 through 13 below shall survive the term of this Agreement and the termination of Executive’s employment hereunder regardless of the reason(s) therefor.

Section 9. Equitable Remedies.

Executive agrees that any damages awarded the Company for any breach of Sections 10 through 11 of this Agreement by Executive would be inadequate. Accordingly, in addition to any damages and other rights or remedies available to the Company, the Company shall be entitled to obtain injunctive relief from a court of competent jurisdiction temporarily, preliminarily and permanently restraining and enjoining any such breach or threatened breach and to specific performance of any such provision of this Agreement. In the event that either party commences litigation against the other under this Agreement the prevailing party in said litigation shall be entitled to recover from the other all costs and expenses incurred to enforce the terms of this Agreement and/or recover damages for any breaches thereof, including without limitation reasonable attorneys’ fees.

Section 10. Representations and Warranties.

(a)	Executive represents and warrants as follows that: (i) Executive has no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with the Executive’s undertaking a relationship with the Company; and (ii) Executive has not entered into, nor will Executive enter into, any agreement (whether oral or written) in conflict with this Agreement.

(b)	The Company represents and warrants to the Executive that this Agreement and the Restricted Shares grant have been duly authorized by the Company’s Board of Directors and are the valid and binding obligations of the Company, enforceable in accordance with their respective terms.

Section 11. Miscellaneous.

(a)	Entire Agreement. This Agreement, the exhibits attached hereto, and the Restricted Shares granted concurrently herewith under Section 4(a) hereof, contain the entire understanding of the parties and supersede all previous contracts, arrangements or understandings, express or implied, between the Executive and the Company with respect to the subject matter hereof or his engagement by the Company as Chief Operating Officer. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement or in the attached exhibits.

(b)	Section Headings. The section headings herein are for the purpose of convenience only and are not intended to define or limit the contents of any section.

(c)	Severability. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, the remainder of this Agreement shall be deemed the same.

(d)	No Oral Modification; Waiver or Discharge. No provisions of this Agreement may be modified, waived or discharged orally, but only by a waiver, modification or discharge in writing signed by the Executive and such officer as may be designated by the Board of Directors of the Company to execute such a waiver, modification or discharge. No waiver by either party hereto at any time of any breach by the other party hereto of, or failure to be in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

(e)	Invalid Provisions. Should any portion of this Agreement be adjudged or held to be invalid, unenforceable or void, such holding shall not have the effect of invalidating or voiding the remainder of this Agreement and the parties hereby agree that the portion so held invalid, unenforceable or void shall, if possible, be deemed amended or reduced in scope, or otherwise be stricken from this Agreement to the extent required for the purposes of validity and enforcement.

(f)	Execution In Counterparts. The parties may sign this Agreement in counterparts, all of which shall be considered one and the same instrument. Facsimile transmissions, or electronic transmissions in .pdf format, of any executed original document and/or retransmission of any executed facsimile or .pdf transmission shall be deemed to be the same as the delivery of an executed original of this Agreement.

(g)	Governing Law And Performance. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the state of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the state of Delaware. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the state of Delaware or of the United States of America for the State of Delaware. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. The prevailing party shall be entitled to all applicable remedies, including but not limited to actual damages caused by breach and reasonable attorney’s fees and costs.

(h)	Successor and Assigns. This Agreement shall be binding on and inure to the benefit of the successors in interest of the parties, including, in the case of the Executive, the Executive’s heirs, executors and estate. The Executive may not assign Executive’s obligations under this Agreement. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 11(h) or which becomes bound by the terms of this Agreement by operation of law.

(i)	Notices. Any notices or other communications provided for hereunder may be made by hand, by certified or registered mail, postage prepaid, return receipt requested, or by nationally recognized express courier services provided that the same are addressed to the party required to be notified at its address first written above, or such other address as may hereafter be established by a party by written notice to the other party. Notice shall be considered accomplished on the date delivered, three days after being mailed or one day after deposit with the express courier, as applicable.

Section 12. Section 409A.

(a)	It is intended that any compensation or benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A, the Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Severance benefits under Section 6(d) shall not commence until the Executive has a “separation from service” for purposes of Section 409A.

(b)	To the extent that any reimbursement of expenses or in-kind benefits constitutes deferred compensation under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(c)	If the Executive is deemed at the time of his separation from service to be a specified employee for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the compensation and benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall be provided to the Executive immediately after the earlier of (A) the expiration of the six-month period measured from the date of the Executive’s separation from service with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (B) the date of the Executive’s death in a lump sum, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

Section 13. Limitation of Payments upon Certain Events.

(a)	Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to Executive, which of the following alternative forms of payment would maximize Executive’s after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that Executive receives that largest Payment possible without being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax (all computed at the highest marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion the Payment may be subject to the Excise Tax.

(b)	The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the date the first Payment is due shall make all determinations required to be made under this Section 13. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, group or entity effecting the transaction, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(c)	The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive at such time as requested by the Company or Executive. If the independent registered public accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Payment, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement under seal as of the date and year first above written.

Company:

mPhase Technologies, Inc.

/s/ Anshu Bhatnagar
By:	Anshu Bhatnagar
Chief Executive Officer

Executive:

/s/ Venkat Kodumudi
By:	Venkat Kodumudi